Exhibit 4.1

SECOND AMENDMENT TO MASTER LOAN AGREEMENT

This SECOND AMENDMENT TO MASTER LOAN AGREEMENT is dated as of March 28th, 2013 (this “Amendment”), among EP Aviation, LLC, a Delaware limited liability company (the “Borrower”), BMO Harris Bank N.A. (formerly known as Harris N.A.), a national banking association (“Harris”), as a lender, and The Huntington National Bank, a national banking association, both individually as a lender and as administrative agent (the “Bank”) for itself and Harris (collectively, the “Lenders”).

PRELIMINARY STATEMENTS

A.                                    The Borrower, the Lenders and the Bank have heretofore entered into that certain Master Loan Agreement, dated as of April 23, 2010 (as amended by the First Amendment dated April 19, 2011, the “Master Loan Agreement”);

B.                                    The Borrower has asked the Lenders to make certain amendments to the Master Loan Agreement and the Lenders are willing to do so on the terms and conditions set forth in this Amendment.

Now, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Master Loan Agreement shall have such meanings when used in this Amendment.

ARTICLE II

AMENDMENTS

Section 2.1.                                Section 1.1 of the Master Loan Agreement shall be amended by amending and restating the definitions of Applicable Margin and Revolving Credit Commitment and adding a new definition of Second Amendment Effective Date each to read as follows:

“Applicable Margin” means 1.75%.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.  The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $40,000,000 on the Second Amendment Effective Date.

“Second Amendment Effective Date” means March 1, 2013.

Section 2.2.                                Section 2.1 of the Master Loan Agreement shall be amended and restated in its entirety to read as follows:

“Section 2.1. Revolving Loan Commitment. On the terms and subject to the conditions set forth in this Agreement, each Lender severally agrees to disburse amounts (collectively, the “Revolving Loans”) from time to time during the period from the date of this Agreement up to and including April 1, 2013 in an aggregate principal amount not to exceed such Lender’s Revolving Credit Commitment. Each disbursement of Revolving Loans shall be made by the Lenders in accordance with their respective Revolver Percentages. Each Revolving Loan shall be made and maintained at each Lender’s lending office. Amounts borrowed by Borrower pursuant to this Section 2.1 may not be reborrowed, notwithstanding the defined term “Revolving Loans” or anything else contained in this Agreement.”

Section 2.3.                               Section 2.5 of the Master Loan Agreement shall be amended and restated in its entirety to read:

“Section 2.5. Scheduled Required Prepayments of the Revolving Loans. Until the Revolving Loans shall be paid in full, the Borrower shall apply to the prepayment of the Revolving Loans, without premium, the sum of $775,000 on the first day of each month beginning May 1, 2013 through and including April 1, 2015, and such principal amounts of the Revolving Loans, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining outstanding principal amount of the Revolving Loans, together with any accrued and unpaid interest thereon, shall become due on the Credit Termination Date.”

Section 2.4.                             Section 5.1 of the Master Loan Agreement shall be amended and restated in its entirety to read as follows:

“Section 5.1. The Borrower may from time to time prepay the Obligations at any time, in whole or in part, without premium or penalty.”

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Section 2.5.                             Schedule l (Revolving Credit Commitments) to the Master Loan Agreement shall be amended and restated in its entirely to read as set forth in Schedule 1 hereto.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1.                     Effectiveness. This Amendment shall become effective as of the Second Amendment Effective Date upon the satisfaction of all of the following conditions precedent:

(a)                        The Borrower, the Guarantor, the Bank, and the Lenders shall have executed and delivered this Amendment.

(b)                        Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Lenders and their counsel.

(c)                       The Borrower shall have borrowed Revolving Loans such that the aggregate outstanding balance of Revolving Loans is $40,000,000.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1.                                Ratification of and References to the Master Loan Agreement. Except for the amendments expressly set forth above, the Master Loan Agreement and each Related Document is hereby ratified, approved and confirmed in each and every respect. The Borrower hereby acknowledges and agrees that (i) the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Master Loan Agreement as amended hereby and (ii) and the Collateral Documents and the rights and remedies of the Bank thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder, remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment. Reference to this specific Amendment need not be made in the Master Loan Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Master Loan Agreement, any reference in any of such items to the Master Loan Agreement being sufficient to refer to the Master Loan Agreement as amended hereby.

Section 4.2.                                Headings. The various headings of this Amendment are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 4.3.                                Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

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Section 4.4.                                No Other Amendments. Except for the amendments expressly set forth above, the text of the Master Loan Agreement and the Related Documents shall remain unchanged and in full force and effect, and the Lenders and the Bank expressly reserve the right to require strict compliance with the terms of the Master Loan Agreement and the Related Documents.

Section 4.5.                                Costs and Expenses. The Lenders hereby agree and acknowledge that Borrower shall not be required to pay any costs or expenses of or incurred by the Lenders in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for each Lender.

Section 4.6.                                Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF MICHIGAN.

ARTICLE V

DRAW REQUEST

The Borrower hereby requests a borrowing of Revolving Loans in the amount of $13,193,990.24 on April 1, 2013 (the “Advance”).  The Advance shall be disbursed into Account # 5800415597 at the Bank of America. The Borrowing Base Report is not required in connection with the Advance. The Borrower hereby represents and warrants that all of the conditions precedent to the making of the Advance have been satisfied and no Event of Default exists.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

“BORROWER”

EP AVIATION, LLC

By	/s/ Michael K. Carr
	Name	Michael K. Carr
	Title	VP Tax & Assistant Treasurer

The undersigned, AAR Corp., heretofore executed and delivered to the Bank a Guaranty Agreement dated as of April 23, 2010 (the “Guaranty Agreement”). The undersigned hereby consents to the Second Amendment to the Master Loan Agreement as set forth above and confirms that the Guaranty Agreement and all obligations of the undersigned thereunder, remains in full force and effect and, without limiting the foregoing, the undersigned acknowledges and agrees that the Revolving Loans payable to each of the Lenders and all other amounts payable to each of the Lenders under the Master Loan Agreement and the Related Documents constitutes indebtedness which is guarantied by the undersigned under the Guaranty Agreement. The undersigned further agrees that the consent of the undersigned to any further amendments to the Master Loan Agreement shall not be required as a result of this consent having been obtained. The undersigned acknowledges that the Bank and each of the Lenders are relying on the assurances provided herein in entering into the Amendment set forth above.

“GUARANTOR”

AAR CORP.

By	/s/ Michael K. Carr
	Name	Michael K. Carr
	Title	VP Tax & Assistant Treasurer

[Second Amendment to Master Loan Agreement]

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THE HUNTINGTON NATIONAL BANK, in its individual capacity as a Lender and as the Band

By	/s/ Kim J. Trombetta
	Name	Kim J. Trombetta
	Title	Sr. Vice President Equipment Finance Division

BMO HARRIS BANK N.A., as a Lender

By	/s/ George M. Dluhy
	Name	George M. Dluhy
	Title	Director

[Second Amendment to Master Loan Agreement]

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SCHEDULE 1

REVOLVING CREDIT COMMITMENTS

LENDER	REVOLVING CREDIT COMMITMENT

The Huntington National Bank	$24,615,384.62
BMO Harris Bank N.A. (formerly known as Harris N.A.)	$15,384,615.38
Total	$40,000,000.00